Filed Pursuant to Rule 424(b)(5)
Registration No. 333-271907

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2023)

$2,000,000,000

$1,100,000,000 5.150% Senior Notes due 2030

$900,000,000 5.700% Senior Notes due 2035

We are offering $1,100,000,000 aggregate principal amount of 5.150% Senior Notes due 2030, which we refer to as the “2030 notes” and $900,000,000 aggregate principal amount of 5.700% Senior Notes due 2035, which we refer to as the “2035 notes.” We collectively refer to the 2030 notes and the 2035 notes as the “notes.”

We will pay interest on the 2030 notes semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2025. We will pay interest on the 2035 notes semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2025.

We have the option to redeem some or all of the notes of any series at any time and from time to time, as described under the heading “Description of the Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all our other unsecured unsubordinated debt from time to time outstanding, but will be effectively junior to our secured indebtedness, if any. The notes will not be the obligation of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX LP, a Delaware limited partnership formed by us, which we refer to as “MPLX,” and its subsidiaries.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Investing in the notes involves risks that are described or referred to in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and page 7 of the accompanying prospectus.

	Per 2030 Note	Total	Per 2035 Note	Total
Public offering price(1)	99.644%	$1,096,084,000	99.889%	$899,001,000
Underwriting discount	0.600%	$6,600,000	0.650%	$5,850,000
Proceeds (before expenses) to us(1)	99.044%	$1,089,484,000	99.239%	$893,151,000

(1)	Plus accrued interest, if any, from February 10, 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme, on or about February 10, 2025, which is the second business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+2”). See “Underwriting (Conflicts of Interest).”

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	MUFG
Barclays	BofA Securities	J.P. Morgan
Mizuho	RBC Capital Markets	TD Securities

Co-Managers

Scotiabank	SMBC Nikko	Truist Securities
US Bancorp	Academy Securities	Fifth Third Securities
Huntington Capital Markets	Morgan Stanley	PNC Capital Markets LLC
Comerica Securities	BNY Capital Markets	Cabrera Capital Markets LLC

The date of this prospectus supplement is February 6, 2025.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement should be read in conjunction with the accompanying prospectus. To the extent the information contained in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the date on the cover page of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except as otherwise indicated, references in this prospectus supplement to the terms “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement to the term “MPLX” refer to MPLX LP and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References to “Andeavor” refer to our wholly-owned subsidiary, Andeavor LLC. References to “ANDX” refer to MPLX’s wholly-owned subsidiary, Andeavor Logistics LLC. References to “MarkWest” refer to MPLX’s wholly-owned subsidiary, MarkWest Energy Partners, LP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. The SEC maintains an Internet site that contains information MPC has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about MPC at our website at http://www.marathonpetroleum.com. We do not intend for information contained on, or accessible through, our website or the SEC’s website to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in the prospectus supplement or accompanying prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operation. The information we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the

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accompanying prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents into this prospectus supplement (excluding any information deemed to be furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•	our Current Reports on Form 8-K filed on January 9, 2024, January 31, 2024, April 26, 2024, May 13, 2024 (as amended by the Form 8-K/A filed on August 6, 2024), October 31, 2024 and January 24, 2025.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the SEC) until the termination of this offering. We do not and will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

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DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, include forward-looking statements that are subject to risks, contingencies or uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “focus,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

Forward-looking statements include, among other things, statements regarding:

•	future financial and operating results;

•

environmental, social and governance (“ESG”) plans and goals, including those related to greenhouse gas emissions and intensity, freshwater withdraw intensity, diversity and inclusion and ESG reporting;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investments, including plans to improve commercial performance, lower costs and optimize our asset portfolio;

•	consumer demand for refined products, natural gas, renewables and natural gas liquids (“NGLs”), such as ethane, propane, butanes and natural gasoline;

•	the timing, amount and form of any future capital return transactions, including dividends and share repurchases by MPC or distributions and unit repurchases by MPLX; and

•	the anticipated effects of actions of third parties such as competitors, activist investors, federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

Our forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•

general economic, political or regulatory developments, including inflation, interest rates, changes in governmental policies relating to refined petroleum products, crude oil, natural gas, NGLs or renewables, or taxation;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, renewables, NGLs and other feedstocks;

•	disruptions in credit markets or changes to credit ratings;

•

the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend;

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•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows;

•	the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products, or renewables;

•

volatility in or degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, inflation, or rising interest rates;

•	our ability to comply with federal and state environmental, economic, health and safety, energy and other policies and regulations and enforcement actions initiated thereunder;

•	adverse market conditions or other risks affecting MPLX;

•	refining industry overcapacity or under capacity;

•	foreign imports and exports of crude oil, refined products, natural gas and NGLs;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products, other hydrocarbon-based products or renewables;

•	non-payment or non-performance by our customers;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks, refined products and renewables;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•

political and economic conditions in nations that consume refined products, natural gas, renewables and NGLs, including the United States and Mexico, and in crude oil producing regions, including the Middle East, Russia, Africa, Canada and South America;

•

actions taken by our competitors, including pricing adjustments, the expansion and retirement of refining capacity and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•

industrial incidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers;

•

acts of war, terrorism or civil unrest that could impair our ability to produce refined products, receive feedstocks or to gather, process, fractionate or transport crude oil, natural gas, NGLs, refined products or renewables;

•

political pressure and influence of environmental groups and other stakeholders that are adverse to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs, other hydrocarbon-based products or renewables;

•	labor and material shortages;

•

the timing and ability to obtain necessary regulatory approvals and permits and to satisfy other conditions necessary to complete planned projects or to consummate planned transactions within the expected timeframe, if at all;

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•	the inability or failure of our joint venture partners to fund their share of operations and development activities;

•	the financing and distribution decisions of joint ventures we do not control;

•	the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto;

•	our ability to successfully implement our sustainable energy strategy and principles and achieve our ESG goals and targets within the expected timeframe, if at all;

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors;

•	personnel changes;

•	the imposition of windfall profit taxes, maximum margin penalties or minimum inventory requirements on companies operating in the energy industry in California or other jurisdictions; and

•	the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.

We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

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SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference and in the indenture governing the notes, which we refer to as the indenture, as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus as well as the other documents incorporated by reference, carefully, including the “Risk Factors” sections and our consolidated financial statements and the related notes.

Marathon Petroleum

Marathon Petroleum Corporation has more than 135 years of history in the energy business, and is a leading, integrated, downstream energy company. We operate one of the nation’s largest refining systems with approximately 3.0 million barrels per day of crude oil refining capacity and believe we are one of the largest wholesale suppliers of gasoline and distillates to resellers in the United States. We distribute our refined products through one of the largest terminal operations in the United States and one of the largest private domestic fleets of inland petroleum product barges. Our integrated midstream energy asset network links producers of natural gas and NGLs from some of the largest supply basins in the United States to domestic and international markets. In addition, we are one of the largest marketers of renewable diesel in the United States.

Our operations consist of three reportable operating segments: Refining & Marketing, Midstream and Renewable Diesel. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•

Refining & Marketing — refines crude oil and other feedstocks at our refineries in the Gulf Coast, Mid-Continent and West Coast regions of the United States, purchases refined products and ethanol for resale and distributes refined products through transportation, storage, distribution and marketing services provided largely by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to independent entrepreneurs who operate primarily Marathon® branded outlets and through long-term supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

•

Midstream — gathers, transports, stores and distributes crude oil, refined products, including renewable diesel, and other hydrocarbon-based products principally for the Refining & Marketing segment via refining logistics assets, pipelines, terminals, towboats and barges; gathers, processes and transports natural gas; and transports, fractionates, stores and markets NGLs. The Midstream segment primarily reflects the results of MPLX. MPLX is a diversified, large-cap master limited partnership formed in 2012 that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. As of September 30, 2024, we owned the general partner of MPLX and approximately 64 percent of the outstanding MPLX common units.

•

Renewable Diesel — processes renewable feedstocks into renewable products, markets renewable diesel and renewable naphtha and distributes renewable products through our Midstream segment and third parties. We sell renewable fuels to wholesale marketing customers, to buyers on the spot market and through long-term supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

Our principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and our telephone number at that location is (419) 422-2121.

Earnings Update

Preliminary Unaudited Financial Results

On February 4, 2025, we announced preliminary unaudited financial results for the fourth quarter and year ended December 31, 2024. The preliminary financial results described below have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled or performed any agreed-upon procedures with respect to the preliminary financial results. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Reported results may differ from the preliminary unaudited results described below. Our preliminary fourth quarter and fiscal 2024 consolidated financial results should be read in conjunction with the other information included or incorporated by reference herein, including our Quarterly Report on Form 10-Q for the period ended September 30, 2024 and our Annual Report on Form 10-K for the year ended December 31, 2023. Information as of and for the fourth quarter and year ended December 31, 2024 is not necessarily indicative of results for any other periods.

In the fourth quarter of 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our reporting segments. We established a Renewable Diesel segment, which includes renewable products activities and assets historically reported in the Refining & Marketing segment. Beginning with our Annual Report on Form 10-K for the year ended December 31, 2024, segment financial results for the three years ended December 31, 2024 will be recast in light of the new segment.

Preliminary Fourth-Quarter and Full-Year 2024 Financial Results (Unaudited)

Revenue and other income was $33,466 million for the fourth quarter of 2024, compared to $36,823 million for the fourth quarter of 2023. Net income attributable to MPC was $371 million, or $1.15 per diluted share for the fourth quarter of 2024, compared with net income attributable to MPC of $1,451 million, or $3.84 per diluted share, for the fourth quarter of 2023. Adjusted net income, a non-GAAP (as defined below) financial measure, was $249 million, or $0.77 per diluted share, for the fourth quarter of 2024, compared with adjusted net income of $1,505 million or $3.98 per diluted share, for the fourth quarter of 2023. The fourth quarter of 2024 adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”), a non-GAAP financial measure, was $2,120 million, compared with adjusted EBITDA of $3,567 million for the fourth quarter of 2023.

Revenue and other income was $140,412 million for the year ended December 31, 2024, compared to $150,307 million for the year ended December 31, 2023. For the year ended December 31, 2024, net income attributable to MPC was $3,445 million, or $10.08 per diluted share, compared with net income attributable to MPC of $9,681 million, or $23.63 per diluted share for the year ended December 31, 2023. Adjusted net income was $3,250 million, or $9.51 per diluted share for the year ended December 31, 2024, compared with adjusted net income of $9,679 million, or $23.63 per diluted share for the year ended December 31, 2023. The year ended December 31, 2024 adjusted EBITDA was $11,323 million, compared with adjusted EBITDA of $19,075 million for the year ended December 31, 2023.

Preliminary Selected Financial Data (unaudited)

	December 31, 2024	September 30, 2024
(in millions of dollars)
Cash and cash equivalents	$3,210	$4,002
Short-term investments	—	1,141
Total consolidated debt(a)	27,481	28,220
Redeemable noncontrolling interest	203	203
Equity	24,303	25,509

(in millions)
Shares outstanding	316	325

(a)	Net of unamortized debt issuance costs and unamortized premium/discount, net.

Non-GAAP Financial Measures

Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures we use are as follows:

Adjusted Net Income Attributable to MPC and Adjusted Diluted Earnings Per Share

Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance. Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

We believe the use of adjusted net income attributable to MPC and adjusted diluted earnings per share provides us and our investors with important measures of our ongoing financial performance to better assess our underlying business results and trends. Adjusted net income attributable to MPC or adjusted diluted earnings per share should not be considered as a substitute for, or superior to, net income attributable to MPC, diluted net income per share or any other measure of financial performance presented in accordance with GAAP. Adjusted net income attributable to MPC and adjusted diluted earnings per share may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income Attributable to MPC to Adjusted Net Income Attributable to MPC (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Net income attributable to MPC	$371	$1,451	$3,445	$9,681
Pre-tax adjustments:
Garyville incident response costs	—	(47)	—	16
Gain on sale of assets	—	(92)	(151)	(198)
LIFO inventory charge (credit)	(161)	145	(161)	145
Tax impact of adjustments(a)	39	(1)	62	8
Non-controlling interest impact of adjustments	—	49	55	27

Adjusted net income attributable to MPC	$249	$1,505	$3,250	$9,679

Diluted income per share	$1.15	$3.84	$10.08	$23.63
Adjusted diluted income per share	$.77	$3.98	$9.51	$23.63
Weighted average diluted shares outstanding	321	377	341	409

(a)

Income taxes for the three and twelve months ended December 31, 2024 were calculated by applying a federal statutory rate and a blended state tax rate to the pre-tax adjustments after non-controlling interest. The corresponding adjustments to reported income taxes are shown in the table above.

Adjusted EBITDA

Amounts included in net income (loss) attributable to MPC and excluded from adjusted EBITDA include (i) net interest and other financial costs; (ii) provision/benefit for income taxes; (iii) noncontrolling interests; (iv) depreciation and amortization; (v) refining planned turnaround costs and (vi) other adjustments shown in the table below. We believe excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. Adjusted EBITDA should not be considered as a substitute for, or superior to, income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income Attributable to MPC to Adjusted EBITDA (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Net income attributable to MPC	$371	$1,451	$3,445	$9,681
Net income attributable to noncontrolling interests	414	426	1,622	1,491
Provision for income taxes	111	407	890	2,817
Net interest and other financial costs	245	111	839	525
Depreciation and amortization	826	828	3,337	3,307
Renewable Diesel JV depreciation and amortization	22	21	89	65
Refining & Renewable Diesel planned turnaround costs	283	299	1,404	1,201
Renewable Diesel JV planned turnaround costs	9	18	9	25
Garyville incident response costs (recoveries)	—	(47)	—	16
LIFO inventory charge (credit)	(161)	145	(161)	145
Gain on sale of assets	—	(92)	(151)	(198)

Adjusted EBITDA	$2,120	$3,567	$11,323	$19,075

Debt Obligations

As of December 31, 2024, our existing debt obligations totaled $27,797 million on a consolidated basis and our consolidated subsidiaries had $22,134 million of indebtedness (in each case, including finance lease obligations and without regard to unamortized issue costs and discounts). As of December 31, 2024, after giving effect to the issuance and sale of the notes offered hereby and the use of proceeds therefrom, we would have had total debt of approximately $28,547 million on a consolidated basis (including finance lease obligations and without regard to unamortized issue costs and discounts).

As of December 31, 2024, there were no borrowings outstanding under the MPC Revolving Credit Facility (as defined below) and there were $1.0 million of letters of credit outstanding under the MPC Revolving Credit Facility. As of December 31, 2024, there were no borrowings or letters of credit outstanding under our trade receivables facility. As of December 31, 2024, we had no commercial paper borrowings outstanding.

As of December 31, 2024, and without giving effect to the notes offered hereby, MPC had an aggregate principal amount of approximately $5,663 million of senior notes outstanding, excluding the Andeavor senior notes, Title XI Debt (as defined below), MPLX senior notes, ANDX senior notes and MarkWest senior notes described below.

As of December 31, 2024, Andeavor had an aggregate principal amount of $36 million of senior notes outstanding.

Marathon Blue Water Holdings LLC (formerly known as Crowley Blue Water Partners LLC), a wholly owned subsidiary of MPC, which we refer to as “Marathon Blue Water Holdings,” is the primary obligor of U.S. Government Guaranteed Ship Financing Obligations having an aggregate principal amount of approximately $174 million as of December 31, 2024, which we refer to as the “Title XI Debt.”

As of December 31, 2024, MPLX had no borrowings outstanding and $0.2 million of letters of credit outstanding under the MPLX Revolving Credit Facility (as defined below).

As of December 31, 2024, MPLX had an aggregate principal amount of $21,158 million of senior notes outstanding, excluding the ANDX senior notes and the MarkWest senior notes described below. As of December 31, 2024, ANDX had an aggregate principal amount of $31 million of senior notes outstanding. As of December 31, 2024, MarkWest had an aggregate principal amount of $11 million of senior notes outstanding.

The Offering

Issuer	Marathon Petroleum Corporation, a Delaware corporation.

Securities Offered	$2,000,000,000 aggregate principal amount of notes, consisting of $1,100,000,000 aggregate principal amount of 5.150% Senior Notes due 2030 and $900,000,000 aggregate principal amount of 5.700% Senior Notes due 2035.

Maturity Dates	The 2030 notes will mature on March 1, 2030 and the 2035 notes will mature on March 1, 2035.

Interest Payment Dates	We will pay interest on the 2030 notes semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2025. We will pay interest on the 2035 notes semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2025.

Interest Rates	The 2030 notes will bear interest at 5.150% per year and the 2035 notes will bear interest at 5.700% per year.

Optional Redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations, will rank equally with all our other senior unsecured debt, including all other unsubordinated notes issued under the indenture governing the notes, which we refer to as the “indenture,” from time to time outstanding. The notes will be effectively junior to our secured indebtedness and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”

Certain Covenants	The indenture includes covenants that will, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens with respect to principal properties, enter into sale and leaseback transactions with respect to principal properties and merge or consolidate with any other entity or sell or convey all or substantially all of our assets, and will require us to provide certain information to the trustee (as defined below) and holders of the notes. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes.”

Future Issuances	The 2030 notes will be limited initially to $1,100,000,000 in aggregate principal amount and the 2035 notes will be limited initially to $900,000,000 in aggregate principal amount. We may, however, “re-open” each series of notes and issue an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Book-Entry; Delivery and Form.”

Same-Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $1,978 million from this offering. We intend to use the net proceeds from this offering to repay, redeem or otherwise retire our outstanding $1,250 million aggregate principal amount of 4.700% senior notes due May 2025 and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters may hold certain of the notes that are being repaid, redeemed or otherwise retired and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. The foregoing payments may constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., which we refer to as FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A., which, when acting as such, we refer to as the “trustee.”

Risk Factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors” and in other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, including the notes.

We have substantial existing debt obligations, which totaled $28,549 million on a consolidated basis as of September 30, 2024 (including finance lease obligations and without regard to unamortized issue costs and discounts). As of September 30, 2024, after giving effect to the issuance and sale of the notes offered hereby and the use of proceeds therefrom, we would have had total debt of approximately $29,299 million on a consolidated basis (including finance lease obligations and without regard to unamortized issue costs and discounts).

We may incur substantial additional debt in the future. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt, including the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends, share repurchases and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing to enable us to react to changes in our business or to refinance existing indebtedness, including the notes; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable, which could in turn trigger default provisions under other debt instruments or contracts. Our assets may be insufficient to repay such debt and other contractual obligations in full, and the holders of our debt, including the notes, could experience a partial or total loss of their investment.

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes.

The notes and indenture and our other instruments governing our debt do not restrict the amount of additional debt that we and our affiliates may incur.

The notes and the indenture and other instruments governing our debt do not place any limitation on the amount of additional debt that we and our affiliates may incur. Our incurrence of additional debt, and the incurrence of additional debt by any of our affiliates, may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that the credit rating of the notes is downgraded or withdrawn.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction. Accordingly, holders will not have the right to require us to repurchase the notes if we enter into transactions that result in a change of control of our company even if it results in a decrease in the ratings of the notes. Certain of our existing senior notes and other existing debt obligations provide such rights to holders of those obligations.

MPC, the obligor of the notes, is a holding company and depends on dividends and other distributions from our subsidiaries to meet its financial obligations, including the payment of principal and interest on its outstanding indebtedness, including the notes.

For purposes of this paragraph “MPC,” the “Company,” “we” or “us” refer only to Marathon Petroleum Corporation and not to any of its subsidiaries. MPC, the obligor of the notes, is a holding company with limited direct operations. MPC’s principal assets are the equity interests that it holds in its subsidiaries, including MPLX. As a result, MPC depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on our outstanding indebtedness, including the notes. MPC’s subsidiaries are legally separate and distinct from MPC and generally have no obligation to pay amounts due on MPC’s indebtedness or to make funds available for such payment. As a result, the notes will be structurally subordinated to the liabilities of MPC’s subsidiaries, including trade payables and existing and future debt obligations. In addition, provisions of applicable law, such as those limiting the legal sources of dividends or other distributions, could limit the ability of MPC’s subsidiaries to make dividend payments or other distributions to MPC, and MPC’s subsidiaries could agree to contractual restrictions on their ability to make dividend payments or other distributions. In addition, MPC’s subsidiaries have substantial existing debt obligations and are permitted under the terms of the indenture governing the notes and instruments governing other debt to incur additional indebtedness or enter into other agreements that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to MPC. We cannot assure you that the agreements governing the current and future indebtedness or other activities of MPC’s subsidiaries will permit its subsidiaries to provide MPC with sufficient dividends, distributions or loans to fund payments on the notes when due.

Neither MPC nor any subsidiary of MPC has any property that has been determined to be a principal property under the indenture.

The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties unless the notes are secured on an equal or ratable basis. However, MPC’s board of directors has the discretion to determine whether or not any property is a principal property, and, as of the date of this prospectus supplement, MPC’s board of directors has not determined that any of our properties is a principal property under the indenture.

An increase in market interest rates and fluctuating market conditions could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase any of the notes and market interest rates increase, the market values of such notes may decline. In addition, changes in market conditions could result in a decline in the market value of the notes. The condition of the financial markets and prevailing interest rates have fluctuated in recent years and are likely to fluctuate in the future, which may adversely affect the market value of the notes. We cannot predict the future level of market interest rates or future market conditions.

Active trading markets for the notes may not develop.

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time prior to maturity in accordance with their redemption terms. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $1,978 million from this offering. We intend to use the net proceeds from this offering to repay, redeem or otherwise retire our outstanding $1,250 million aggregate principal amount of 4.700% senior notes due May 2025 and for general corporate purposes.

Affiliates of certain of the underwriters may hold certain of the notes that are being repaid, redeemed or otherwise retired and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF OTHER INDEBTEDNESS

MPC Revolving Credit Facility

We have a five-year $5.0 billion unsecured revolving credit facility that matures on July 7, 2027, which we refer to as the “MPC Revolving Credit Facility.”

Borrowings under the MPC Revolving Credit Facility bear interest, at our election, at either Adjusted Term SOFR or the Alternate Base Rate (both as defined in the MPC Revolving Credit Facility), plus an applicable margin. We are charged various fees and expenses under the MPC Revolving Credit Facility, including administrative agent fees, commitment fees on the unused portion of the commitments and fees related to issued and outstanding letters of credit. The applicable margins to the benchmark interest rates and the commitment fees payable under the MPC Revolving Credit Facility fluctuate based on our credit ratings in effect from time-to-time.

We have an option under the MPC Revolving Credit Facility to increase the aggregate commitments by up to an additional $1.0 billion, subject to, among other conditions, the consent of the lenders whose commitments would be increased. In addition, we may request up to two one-year extensions of the maturity date of the MPC Revolving Credit Facility subject to, among other conditions, the consent of lenders holding a majority of the commitments then outstanding, provided that the commitments of any non-consenting lenders will terminate on the then-effective maturity date. The MPC Revolving Credit Facility includes sub-facilities for swing-line loans of up to $250.0 million and letters of credit of up to $2.2 billion (which may be increased to up to $3.0 billion upon receipt of additional letter of credit issuing commitments thereunder).

The MPC Revolving Credit Facility contains certain representations and warranties, affirmative and negative covenants and events of default that we consider to be usual and customary for an arrangement of this type, including a financial covenant that requires us to maintain a ratio of Consolidated Net Debt to Total Capitalization (each as defined in the MPC Revolving Credit Facility) of no greater than 0.65 to 1.00 as of the last day of each fiscal quarter. The covenants also restrict, among other things, our ability and/or the ability of certain of our subsidiaries to incur debt, create liens on assets or enter into transactions with affiliates. As of September 30, 2024, we were in compliance with the covenants contained in the MPC Revolving Credit Facility.

As of September 30, 2024, there were no borrowings outstanding under the MPC Revolving Credit Facility and there were $1.0 million of letters of credit outstanding under the MPC Revolving Credit Facility.

Trade Receivables Securitization Facility

On September 30, 2021, we entered into a Loan and Security Agreement and related documentation with a group of lenders providing for a trade receivables securitization facility having $100.0 million of committed borrowing and letter of credit issuance capacity and uncommitted borrowing and letter of credit issuance capacity that can be extended at the discretion of the lenders, provided that at no time may outstanding borrowings and letters of credit issued under the facility exceed the balance of eligible trade receivables (as calculated in accordance with the Loan and Security Agreement) that are pledged as collateral under the trade receivables facility. In September 2024, we amended our trade receivables facility to extend the maturity date to September 30, 2027.

The trade receivables facility consists of certain of our wholly-owned subsidiaries, which we refer to as “Originators,” selling or contributing on an on-going basis all of the trade receivables generated by them, which we refer to as the “Pool Receivables,” together with all related security and interests in the proceeds thereof, without recourse, to another wholly-owned, bankruptcy-remote special purpose subsidiary, MPC Trade Receivables Company I LLC, which we refer to as “TRC,” in exchange for a combination of cash, equity and/or borrowings under a subordinated note issued by TRC to one or more of the Originators. TRC may request borrowings and extensions of credit under the trade receivables facility for up to the lesser of the maximum capacity under the facility or the eligible trade receivables balance of the Pool Receivables. TRC and each of the Originators have granted a security interest in all of their rights, title and interests in and to the Pool Receivables, together with all related security and interests in the proceeds thereof, to the lenders to secure the performance of TRC’s and the Originators’ payment and other obligations under the trade receivables facility. In addition, MPC has issued a performance guaranty in favor of the lenders guaranteeing the performance by the Originators of their obligations under the facility. The trade receivables facility is evidenced by a Loan and Security Agreement and related documentation.

To the extent that TRC retains an ownership interest in the Pool Receivables, such interest will be included in our consolidated financial statements solely as a result of the consolidation of the financial statements of TRC with those of MPC. The receivables sold or contributed to TRC are available first and foremost to satisfy claims of the creditors of TRC and are not available to satisfy the claims of creditors of MPC. TRC has granted a security interest in all of its assets to the lenders to secure its obligations under the Loan and Security Agreement.

TRC pays floating-rate interest charges and usage fees on amounts outstanding under the trade receivables facility, if any, unused fees on the portion of unused commitments and certain other fees related to the administration of the facility and letters of credit that are issued and outstanding under the trade receivables facility.

The Loan and Security Agreement and related documentation comprising the trade receivables facility include representations and covenants that we consider usual and customary for an arrangement of this type. Trade receivables are subject to customary criteria, limits and reserves before being deemed to be eligible receivables that count towards the borrowing base under the trade receivables facility. In addition, the lender’s commitments to extend loans and credits under the facility are subject to termination, and TRC may be subject to default fees, upon the occurrence of certain events of default that are included in the Loan and Security Agreement and other documentation comprising the trade receivables facility, all of which we consider to be usual and customary for an arrangement of this type. As of September 30, 2024, we were in compliance with the covenants contained in the Loan and Security Agreement and other documentation comprising the trade receivables facility.

As of September 30, 2024, there were no borrowings or letters of credit outstanding under our trade receivables facility.

Commercial Paper

We have a commercial paper program in place that allows us to have a maximum of $2.0 billion in commercial paper outstanding, with maturities up to 397 days from the date of issuance. We do not intend to make any commercial paper borrowings in excess of the unutilized capacity under the MPC Revolving Credit Facility. As of September 30, 2024, we had no commercial paper borrowings outstanding.

MPC Senior Notes

As of September 30, 2024, and without giving effect to the notes offered hereby, MPC had an aggregate principal amount of approximately $5,663 million of senior notes outstanding, excluding the Andeavor senior notes, Title XI Debt, MPLX senior notes, ANDX senior notes and MarkWest senior notes described below. The MPC senior notes are the direct, unsecured unsubordinated obligations of MPC. As such, they rank equally in right of payment with all of MPC’s other unsubordinated debt and are not guaranteed by any of MPC’s subsidiaries, including MPLX.

Andeavor Senior Notes

As of September 30, 2024, Andeavor had an aggregate principal amount of $36 million of senior notes outstanding. The Andeavor senior notes are unsecured, unsubordinated obligations of Andeavor and are non-recourse to MPC and any of MPC’s subsidiaries other than Andeavor.

Title XI Debt

Marathon Blue Water Holdings is the primary obligor of the Title XI Debt, having an aggregate principal amount of approximately $174 million as of October 1, 2024. The U.S. Department of Transportation Maritime Administration, which we refer to as “MARAD,” has guaranteed certain of Marathon Blue Water Holdings’ obligations under the Title XI Debt. Marathon Blue Water Holdings has agreed to reimburse MARAD for any payments it makes with respect to the Title XI Debt pursuant to the MARAD guaranty. Marathon Blue Water Holdings’ reimbursement obligations to MARAD with respect to the Title XI Debt are secured by a mortgage on three blue water vessels and certain related rights and assets and are guaranteed by MPC. The agreements that govern the Title XI Debt and related reimbursement obligations contain representations and warranties as well as affirmative and negative covenants, events of default and other provisions that we believe are typical for U.S. government guaranteed obligations of this type. As of October 1, 2024, we were in compliance with the covenants contained in the agreements governing the Title XI Debt and related reimbursement obligations.

MPLX Revolving Credit Facility

MPLX is a party to a credit agreement, dated July 7, 2022, providing for a five-year $2.0 billion unsecured revolving credit facility (the “MPLX Revolving Credit Facility”). The MPLX Revolving Credit Facility includes letter of credit issuing capacity of up to $150.0 million (which may be increased to up to $200.0 million upon receipt of additional letter of credit issuing commitments thereunder) and swingline loan capacity of up to $150.0 million.

The revolving borrowing capacity under the MPLX Revolving Credit Facility may be increased by up to an additional $1.0 billion in borrowing capacity, subject to certain customary conditions, including the consent of the lenders whose commitments would increase. The MPLX Revolving Credit Facility is for a five-year term with a maturity date of July 7, 2027 and may be extended for up to two additional one-year periods subject to, among other conditions, the consent of the lenders holding a majority of the revolving credit facility commitments then outstanding, provided that the commitments held by any non-consenting lenders will terminate on the then-effective maturity date.

Borrowings under the MPLX Revolving Credit Facility bear interest, at MPLX’s election, at either Adjusted Term SOFR or the Alternate Base Rate (both as defined in the MPLX Revolving Credit Facility), plus an applicable margin. MPLX is charged various fees and expenses in connection with the MPLX Revolving Credit Facility, including administrative agent fees, commitment fees on the unused portion of the commitments and fees with respect to issued and outstanding letters of credit. The applicable margins to the benchmark interest rates and the commitment fees payable under the MPLX Revolving Credit Facility fluctuate based on MPLX’s credit ratings in effect from time-to-time.

The MPLX Revolving Credit Facility contains certain representations and warranties, affirmative and negative covenants and events of default that we consider to be usual and customary for an arrangement of this type, including a financial covenant that requires MPLX’s ratio of Consolidated Total Debt to Consolidated EBITDA (each as defined in the MPLX Revolving Credit Facility) for the four prior fiscal quarters not to exceed 5.0 to 1.0 as of the last day of each fiscal quarter (or 5.5 to 1.0 for up to two fiscal quarters following certain acquisitions). Consolidated EBITDA is subject to adjustments for certain acquisitions completed and capital projects undertaken during the relevant period. The covenants in the MPLX Revolving Credit Facility also restrict, among other things, MPLX’s ability and/or the ability of certain of its subsidiaries to incur debt, create liens on assets and enter into transactions with affiliates. As of September 30, 2024, MPLX was in compliance with the covenants contained in the MPLX Revolving Credit Facility.

As of September 30, 2024, MPLX had no borrowings outstanding and $0.2 million of letters of credit outstanding under the MPLX Revolving Credit Facility.

MPLX Senior Notes

As of September 30, 2024, MPLX had an aggregate principal amount of $22,308 million of senior notes outstanding, excluding the ANDX senior notes and the MarkWest senior notes described below. The MPLX senior notes are unsecured, unsubordinated obligations of MPLX and are non-recourse to MPC and any of MPC’s subsidiaries other than MPLX.

ANDX Senior Notes

As of September 30, 2024, ANDX had an aggregate principal amount of $31 million of senior notes outstanding. The ANDX senior notes are unsecured, unsubordinated obligations of ANDX and are non-recourse to MPC or any of MPC’s subsidiaries other than ANDX and subsidiaries of ANDX, if any, that are guarantors or co-issuers of such senior notes.

MarkWest Senior Notes

As of September 30, 2024, MarkWest had an aggregate principal amount of $12 million of senior notes outstanding. The MarkWest senior notes are unsecured, unsubordinated obligations of MarkWest and are non-recourse to MPC or any of MPC’s subsidiaries other than MarkWest and subsidiaries of MarkWest, if any, that are guarantors or co-issuers of such senior notes.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of February 1, 2011, as supplemented and amended, between MPC, as issuer, and The Bank of New York Mellon Trust Company, N.A., as the trustee. The following description is a summary of the material terms of the indenture and the notes and is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. In this description of the notes, references to “MPC,” the “Company,” “we” or “us” refer only to Marathon Petroleum Corporation and not to any of its subsidiaries.

General

We are offering two series of notes:

•	$1,100,000,000 aggregate principal amount of notes that will mature on March 1, 2030 and accrue interest at the rate of 5.150% per annum; and

•	$900,000,000 aggregate principal amount of notes that will mature on March 1, 2035 and accrue interest at the rate of 5.700% per annum.

Interest on each series of notes will be payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2025, to the persons in whose names the notes are registered at the close of business on February 15 and August 15, respectively, preceding the interest payment date. Interest on each series of notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, increase the principal amounts of any series of notes in the future, on the same terms and conditions, other than the public offering price, issue date and, in some cases, the original interest accrual date and initial interest payment date, and with the same CUSIP numbers as the applicable series of notes being offered by this prospectus supplement. We will not issue any such additional notes unless the additional notes are fungible with the applicable series of notes being offered hereby for U.S. federal income tax purposes. The notes of each series and any additional notes subsequently issued under the indenture will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The indenture does not limit the amount of debt that we may issue under the indenture, nor the amount of other unsecured debt or securities that we or any of our subsidiaries may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we undergo a “change of control” or conduct a highly leveraged transaction. In addition, the indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Optional Redemption

Prior to the applicable Par Call Date (as defined below), we may redeem each series of the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed discounted to the redemption date (assuming such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points with respect to the 2030 notes and 20 basis points with respect to the 2035 notes, less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the applicable series of notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem each series of the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the applicable series of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Par Call Date” means, in the case of the 2030 notes, February 1, 2030 (one month prior to the maturity date of the 2030 notes), and in the case of the 2035 notes, December 1, 2034 (three months prior to the maturity date of the 2035 notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more

United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the trustee of the redemption price promptly after the calculation thereof and the trustee shall not be responsible or liable for any calculation of the redemption price or of any component thereof, or for determining whether manifest error has occurred.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. Except in the case of global notes, a new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. In the case of the global notes, The Depository Trust Corporation, “DTC,” or its nominee, will determine the allocation of the redemption price among beneficial owners in such global note in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Open Market Purchases

MPC or any of its affiliates may at any time, and from time to time, purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of MPC and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to MPC’s secured indebtedness to the extent of the value of the relevant collateral. The notes will not be the obligations of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables and existing and future debt obligations. In addition, provisions of applicable law, such as those limiting the legal sources of dividends and other distributions, could limit the ability of our subsidiaries to make dividend payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make dividend payments, distributions or loan repayments to us.

As of September 30, 2024, our consolidated subsidiaries had $22,886 million of indebtedness and our consolidated indebtedness was $28,549 million (in each case, including finance lease obligations and without regard to unamortized issue costs and discounts). As of September 30, 2024, on an as adjusted basis after giving effect to the issuance and sale of the notes offered hereby and the use of proceeds therefrom, we would have had total debt of $29,299 million (including finance lease obligations and without regard to unamortized discounts and issue costs). See “Use of Proceeds.”

Certain Covenants

Creation of Certain Liens

The indenture provides that if MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any crude oil refinery that (1) is located in the United States and (2) is determined to be a principal property by MPC’s board of directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of notes and all other debt securities issued under the indenture equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of MPC;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	to secure the cost of the repair, construction, improvement or alteration of all or part of a principal property;

•	on various facilities, equipment and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

The indenture provides that MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the notes and other series of debt securities issued under the indenture, including any supplement thereto, under the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

As of the date of this prospectus supplement, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property under the indenture.

Merger, Consolidation and Sale of Assets

The indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing corporation or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the indenture and the notes; and

•

immediately after the merger, consolidation, sale or conveyance, MPC or the successor entity (if other than MPC) shall not be in default under the indenture and no event of default under the indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the indenture and the notes.

The indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default

The indenture defines an event of default with respect to any series of notes as being:

•	MPC’s failure to pay interest on that series of notes when due, continuing for 30 days;

•	MPC’s failure to pay the principal of or premium on that series of notes when due and payable;

•

MPC’s failure to perform under any other covenant or warranty applicable to that series of notes and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure as provided in the indenture; or

•	specified events of bankruptcy, insolvency or reorganization of MPC.

The trustee is required to give holders of the particular series of notes written notice of a default with respect to that series as provided by the Trust Indenture Act of 1939, which we refer to as the “Trust Indenture Act.” In the case of any default of the character described above in the third bullet point of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a certificate stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) shall occur and be continuing with respect to any series of notes, the trustee or the holders of at least 25% in aggregate principal amount of the particular series of notes then outstanding may declare the principal amount of such series of notes to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal of all the notes then outstanding will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding series of notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of notes may be waived on behalf of all holders of that series of notes by at least a majority in principal amount of the holders of the outstanding notes of that series, except a default:

•	in the payment of principal of or any premium or interest on that series of notes; or

•	respecting a covenant or provision that cannot be modified without the consent of the holders of all outstanding notes of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a series of notes will be able to pursue any remedy under the indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to that series of notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of that series of notes do not give the trustee a direction inconsistent with the request.

Holders of notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their notes on or after its due date. It is intended that rights provided for holders of a series of notes under the indenture are for the equal and ratable benefit of all holders of such series.

Modification of the Indenture

MPC and the trustee may modify the indenture without the consent of the holders of the notes for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of notes or to surrender any right or power conferred on MPC by the indenture;

•	to add additional events of default for the benefit of holders of all or any series of notes;

•	to add or change provisions of the indenture to allow the issuance of debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the indenture respecting one or more series of notes under conditions the indenture specifies;

•	to secure the notes under the requirements of the indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on the notes of any series;

•	to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of notes under conditions the indenture specifies;

•	to evidence the appointment of a successor trustee; or

•

to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of a particular series of notes in any material respect.

MPC and the trustee may otherwise modify the indenture or any supplemental indenture with the written consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected. However, without the consent of the holder of each outstanding note affected, no modification may:

•	change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the notes are payable; or

•	reduce the percentage of notes required for consent to any such modification or supplemental indenture.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of notes by defeasance.

The indenture will be satisfied and discharged with respect to a particular series of notes if:

•	MPC delivers to the trustee all of such series of notes then outstanding for cancellation; or

•

all of such series of notes have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those notes to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on a particular series of notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of that series, which we refer to as “legal defeasance”; or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive, which we refer to as “covenant defeasance.”

If we defease a series of notes, the holders of the notes of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of notes;

•	replace mutilated, destroyed, lost or stolen notes; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that the holders of the particular series of notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the action and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such action had not occurred. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service, which we refer to as the “IRS,” or a change in applicable U.S. federal income tax law to that effect.

Governing Law

New York law will govern the indenture and the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for some of our affiliates and acts as the trustee under the indenture governing MPLX’s senior notes, for which they receive customary fees.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to the provisions of the indenture, the trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If, after the occurrence of a default under the indenture, it acquires any conflicting interest within the meaning of the Trust Indenture Act, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Book-Entry; Delivery and Form

Except as set forth below, the notes will be issued in registered global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of that amount.

The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of MPC, the trustee or any other agent of MPC or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by MPC in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes, which we refer to in this section as “Holders,” that purchase the notes upon their initial issuance at their “issue price” for such series of notes (i.e., the first price at which a substantial amount of such series of notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this summary does not address all tax considerations that may be relevant to Holders’ particular circumstances (such as certain rules requiring an accrual method taxpayer to recognize income no later than when such income is taken into account for financial reporting purposes), or to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, and investors in such entities.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following discussion is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

If the stated principal amount of any series of the notes exceeds its “issue price” (as defined above) by more than a statutorily defined “de minimis” amount, a United States Holder (whether a cash method or accrual method taxpayer) will be required to include the excess in gross income as original issue discount, which we refer to as “OID,” as it accrues, in accordance with a constant yield-to-maturity method (unless otherwise accelerated), in advance of receipt of the cash payments to which such OID is attributable. United States Holders should consult their own tax advisors regarding the possible application of the OID rules. It is expected, and the remainder of this discussion assumes, that each series of the notes will not be treated as issued with OID of more than a de minimis amount for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described in “—Payments of interest” above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Considerations for Non-U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•

you do not conduct a trade or business within the United States to which the interest income is effectively connected (or, in the case of an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States);

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•

you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code (but without regard to the Medicare tax described above). You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate successor form to us or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence and if such treaty so provides, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the notes, and on the gross proceeds from a disposition of such obligations, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The IRS has issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the Proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or until such Proposed Treasury Regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

We will not pay any additional amounts to Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex and subject to change. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, which we refer to as “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code, each such employee benefit plan or plan we refer to as a “Plan,” on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption 95-60, which we refer to as a “PTCE,” applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes or that all of the conditions of any such exemptions will be satisfied, if available. Furthermore, a party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Each Plan should consider the fact that none of the issuer or any of its respective affiliates, or solely with respect to the initial sale of the notes offered hereby, the underwriters, trustee, or any of their respective affiliates or representatives, which we collectively refer to as “Transaction Parties”, is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes, or any interest therein, pursuant to this prospectus supplement and is not undertaking to provide any advice or recommendation, including, without limitation, in a fiduciary capacity, with respect to such decision. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each respective Plan’s fiduciary on an arm’s length basis.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, each such plan we refer to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, each such plan we refer to as a “Church Plan,” and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, each such plan we refer to as a “non-U.S. Plan,” are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments, any of which we refer to as a “Similar Law.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that: (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

In addition, each purchaser of the notes, or any interest therein, in connection with the initial offer and sale described in this prospectus supplement acknowledges that none of the Transaction Parties (or the trustee) is (i) acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes, or any interest therein, or (ii) undertaking to provide investment advice or give advice in a fiduciary capacity with respect to the decision to purchase the notes, or any interest therein.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and MUFG Securities Americas Inc. are acting as representatives of the underwriters named below. We and the underwriters have entered into an underwriting agreement. Subject to certain conditions, the underwriters have severally, and not jointly, agreed to purchase the principal amount of each series of notes indicated opposite their name in the following table.

Underwriters	Principal Amount of 2030 notes	Principal Amount of 2035 notes
Wells Fargo Securities, LLC	$170,500,000	$139,500,000
Citigroup Global Markets Inc.	170,500,000	139,500,000
MUFG Securities Americas Inc.	170,500,000	139,500,000
Barclays Capital Inc.	56,650,000	46,350,000
BofA Securities, Inc.	56,650,000	46,350,000
J.P. Morgan Securities LLC	56,650,000	46,350,000
Mizuho Securities USA LLC	56,650,000	46,350,000
RBC Capital Markets, LLC	56,650,000	46,350,000
TD Securities (USA) LLC	56,650,000	46,350,000
Scotia Capital (USA) Inc.	33,000,000	27,000,000
SMBC Nikko Securities America, Inc.	33,000,000	27,000,000
Truist Securities, Inc.	33,000,000	27,000,000
U.S. Bancorp Investments, Inc.	33,000,000	27,000,000
Academy Securities, Inc.	22,000,000	18,000,000
Fifth Third Securities, Inc.	16,500,000	13,500,000
Huntington Securities, Inc.	16,500,000	13,500,000
Morgan Stanley & Co. LLC	16,500,000	13,500,000
PNC Capital Markets LLC	16,500,000	13,500,000
Comerica Securities, Inc.	14,300,000	11,700,000
BNY Mellon Capital Markets, LLC	7,700,000	6,300,000
Cabrera Capital Markets LLC	6,600,000	5,400,000

Total	$1,100,000,000	$900,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. In addition, the underwriters initially propose to offer the notes to certain dealers at a price that represents a concession not in excess of 0.350% of the principal amount, with respect to the 2030 notes and 0.400% of the principal amount, with respect to the 2035 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount, with respect to the 2030 notes and 0.250% of the principal amount, with respect to the 2035 notes to certain other dealers. After the initial offering of the notes, the offering prices at which the notes are being offered may be changed at any time without notice.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount for 2030 notes	0.600%	$6,600,000
Underwriting discount for 2035 notes	0.650%	$5,850,000

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $5 million.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which will be the second business day following the date of pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

To the extent this prospectus supplement, the accompanying prospectus, and any other document or materials relating to the issue of the notes are distributed in the UK, they will only be directed at persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the UK, the notes, or any investment or investment activity to which this prospectus supplement relates, are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons.

This prospectus supplement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement and the accompanying prospectus are not permitted to transmit it to any other person. The notes are not being offered to the public in the UK. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this prospectus supplement.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, any notes other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder or (ii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CWUMPO”) or which do not constitute an offer to the public within the meaning of the CWUMPO. No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of being issued (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

This prospectus supplement has not been reviewed, endorsed or approved by any regulatory authorities in Hong Kong, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither has it been nor will it be registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed (in whole or in part) in Hong Kong or be used for any purpose in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that such person is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that such person is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended, which we refer as the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the account of or the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account of or the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time, which we refer to as the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, nor the

Company nor the notes, have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

•

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Parts 6D.2 or 7.9 of the Corporations Act;

•

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

•

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

•	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined in Section 761G of the Corporations Act; and

•	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

The notes must not be offered for sale (or transferred, assigned or otherwise alienated) to any person located in, or a resident of, Australia for at least 12 months after the date of allotment under the offering, except in circumstances where the person is a person to whom a disclosure document or product disclosure statement is not required to be given under Parts 6D.2 or 7.9 of the Corporations Act, or where the sale offer is pursuant to a disclosure document or product disclosure document prepared in accordance with Parts 6D.2 or 7.9 of the Corporations Act.

Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other relevant licensing authority in the United Arab Emirates.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement relates to an Exempt Offer in the Abu Dhabi Global Market in accordance with the Market Rules of the Financial Services Regulatory Authority (“FSRA”). This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The FSRA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FSRA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in the Dubai International Financial Centre in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are Professional Clients (as such term is defined under Rule 2.3.3 of the Conduct of Business Module of the DFSA), or (c) are persons to whom an invitation or inducement to: (a) enter into an agreement in relation to the provision of a financial services or (b) exercise any rights conferred by a financial product or acquire, dispose of, underwrite or convert a financial product (within the meaning of Article 41A of the Regulatory Law) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The notes have not been listed on any securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

Other Matters Relating to the Underwriters

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. BNY Mellon Capital Markets, LLC, one of the underwriters participating in the offering, is an affiliate of the Trustee.

Affiliates of certain of the underwriters are lenders, agents, arrangers, committed purchasers and/or underwriters under our revolving credit facilities, trade receivables facility and/or existing senior notes discussed under “Description of Other Indebtedness,” for which they have received, and in the future would receive, customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold certain of the notes that are being repaid, redeemed or otherwise retired and will receive a portion of the net proceeds of this offering used to repay, redeem or otherwise retire such notes. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes being offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.

We will provide specific terms of any offering in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as a separate series. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “MPC.”

If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2023.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may offer, from time to time, in one or more offerings, any combination of the securities this prospectus describes.

This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus, or by any other method as may then be permitted under applicable law, rules, or regulations.

For further information, we refer you to the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Except as otherwise indicated, references in this prospectus to “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

MPC files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including MPC, file or furnish electronically with the SEC. The public can obtain any documents that MPC files or furnishes with the SEC at www.sec.gov. The Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports are made available free of charge through the Investor Relations section of the Company’s website at www.marathonpetroleum.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website (other than the SEC filings expressly referred to below) is not incorporated by reference herein and does not form a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2022;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023;

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2023 and April 27, 2023; and

•

the description of our capital stock contained in the registration statement on Form 10 filed with the SEC on January 25, 2011, as amended by the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2022 and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” until the offering of the securities covered by this prospectus is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any free writing prospectus that we may provide to you. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, includes forward-looking statements. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should.” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements include, among other things, statements regarding:

•	future financial and operating results;

•	environmental, social and governance, or “ESG,” plans and goals, including those related to greenhouse gas emissions, diversity and inclusion and ESG reporting;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects or transactions;

•	business strategies, growth opportunities and expected investments;

•	consumer demand for refined products, natural gas, renewables and natural gas liquids, such as ethane, propane, butanes and natural gasoline, which we refer to as “NGLs”;

•	the timing, amount and form of future capital return transactions at MPC or MPLX; and

•	the anticipated effects of actions of third parties such as competitors, activist investors, federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

Our forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•

general economic, political or regulatory developments, including inflation, interest rates, changes in governmental policies relating to refined petroleum products, crude oil, natural gas, NGLs or renewables, or taxation;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, renewables, NGLs and other feedstocks;

•	disruptions in credit markets or changes to credit ratings;

•

the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend;

•	the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows;

•	the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products, or renewables;

•

volatility in or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks, natural hazards, extreme weather events, the military conflict between Russia and Ukraine, other conflicts, inflation, rising interest rates or otherwise;

•	compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations or enforcement actions initiated thereunder;

•	adverse market conditions or other risks affecting MPLX;

•	refining industry overcapacity or under capacity;

•	foreign imports and exports of crude oil, refined products, natural gas and NGLs;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products, other hydrocarbon-based products or renewables;

•	non-payment or non-performance by our customers;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks, refined products and renewables;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•

political and economic conditions in nations that consume refined products, natural gas, renewables and NGLs, including the United States and Mexico, and in crude oil producing regions, including the Middle East, Russia, Africa, Canada and South America;

•

actions taken by our competitors, including pricing adjustments, the expansion and retirement of refining capacity and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•

accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers;

•

acts of war, terrorism or civil unrest that could impair our ability to produce refined products, receive feedstocks or to gather, process, fractionate or transport crude oil, natural gas, NGLs, refined products or renewables;

•

political pressure and influence of environmental groups and other stakeholders upon policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs or other hydrocarbon-based products or renewables;

•	labor and material shortages;

•	our ability to successfully achieve our ESG goals and targets within the expected timeframe, if at all;

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors;

•	personnel changes;

•	the imposition of windfall profit taxes or maximum refining margin penalties on companies operating in the energy industry in California or other jurisdictions; and

•	the other factors described in Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and subsequent filings made with the SEC and incorporated by reference in this prospectus.

Given these uncertainties, you should not put undue reliance on any forward-looking statements. We do not undertake any obligation to update the forward-looking statements included in this prospectus, unless we are required by applicable securities laws to do so.

THE COMPANY

MPC has 135 years of history in the energy business, and is a leading, integrated, downstream energy company. We operate the nation’s largest refining system with approximately 2.9 million barrels per day of crude oil refining capacity and believe we are one of the largest wholesale suppliers of gasoline and distillates to resellers in the United States. We distribute our refined products through one of the largest terminal operations in the United States and one of the largest private domestic fleets of inland petroleum product barges. In addition, our integrated midstream energy asset network links producers of natural gas and NGLs from some of the largest supply basins in the United States to domestic and international markets.

Our operations consist of two reportable operating segments: Refining & Marketing and Midstream. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•

Refining & Marketing—refines crude oil and other feedstocks, including renewable feedstocks, at our refineries in the Gulf Coast, Mid-Continent and West Coast regions of the United States, purchases refined products and ethanol for resale and distributes refined products, including renewable diesel, through transportation, storage, distribution and marketing services provided largely by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to independent entrepreneurs who operate primarily Marathon® branded outlets and through long-term supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

•

Midstream—transports, stores, and distributes crude oil, refined products, including renewable diesel and other hydrocarbon-based products principally for the Refining & Marketing segment via refining logistics assets, pipelines, terminals, towboats and barges; gathers, processes and transports natural gas; and gathers, transports, fractionates, stores and markets NGLs. The Midstream segment primarily reflects the results of MPLX LP, which we refer to as “MPLX”. MPLX is a diversified, large-cap master limited partnership formed in 2012 that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. As of December 31, 2022, we owned the general partner of MPLX and approximately 65 percent of the outstanding MPLX common units.

MPC’s principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and its telephone number at that location is (419) 422-2121.

RISK FACTORS

An investment in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider any specific risks set forth in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, before making an investment decision, including those risks identified under “Part I-Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings made with the SEC and incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified or known may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, the net proceeds from sales of securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures, repurchases and redemptions of securities and loans to affiliates, including MPLX. If net proceeds from a specific offering are intended to be used for the repayment of indebtedness, the applicable prospectus supplement will describe the relevant terms of the indebtedness to be repaid. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	stock purchase contracts; and

•	stock purchase units.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus.

The “Description of Debt Securities,” “Description of Capital Stock,” Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units” sections that follow provide general descriptions of the securities that may be offered by this prospectus. These general descriptions are not meant to be complete descriptions of the securities. The prospectus supplement will contain the material terms and conditions of the securities offered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Unless we inform you otherwise in a prospectus supplement, the debt securities this prospectus covers will be MPC’s general unsecured obligations. The debt securities may be either senior debt securities or subordinated debt securities. MPC will issue senior debt securities under an indenture, which we refer to in this description as the “senior indenture,” dated as of February 1, 2011, as supplemented, between MPC and The Bank of New York Mellon Trust Company, N.A., as trustee. MPC will issue subordinated debt securities under a subordinated indenture, which we refer to in this description as the “subordinated indenture,” to be entered into between MPC and The Bank of New York Mellon Trust Company, N.A., as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have previously filed the senior indenture and the form of subordinated indenture with the SEC and each of the indentures has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption “—Subordinated Debt Securities.” If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to “MPC,” “we,” “our” or “us” mean Marathon Petroleum Corporation only, and not any of its subsidiaries, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of MPC and will rank equally with all its unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of MPC. Neither indenture limits the amount of debt we may issue under the indenture or limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

MPC derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. As a result, MPC will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations under any debt securities it offers under this prospectus and its other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on MPC’s debt securities or to provide MPC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to MPC and they could agree to contractual restrictions on their ability to make distributions.

MPC’s right to receive any assets of any subsidiary, and therefore the right of the holders of MPC’s debt securities to participate in the distribution of those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if MPC is a creditor of any subsidiary, MPC’s rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by MPC.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

•	the place or places where payments on the debt securities will be payable;

•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	any commodities, currencies or indices, values, rates or prices or any other index or formula used to determine the amount of payment of principal of or any premium or interest on the debt securities;

•	if other than dollars, the currency, currencies or currency units, or other form of payment of principal of or any premium or interest on the debt securities;

•

if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the periods within which and the terms and conditions on which that election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•

if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•

any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of MPC or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “-Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;

•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;

•	any changes in or additions to the events of default or covenants this prospectus describes;

•	the payment of any additional amounts with respect to the debt securities;

•	any amendments to the restrictions with respect to the transfer of exchange of the debt securities; and

•	any other material terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

The applicable prospectus supplement relating to any debt securities we offer will include a discussion of certain material U.S. federal income tax consequences relating to ownership of the debt securities, including, if applicable, any material U.S. federal income tax consequences applicable to any debt securities issued or deemed to be issued at a discount or applicable to any debt securities that are denominated in a foreign currency or unit.

Restrictive Covenants Under the Senior Indenture

The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

Creation of Certain Liens

If MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any property capable of refining crude oil which (1) is located in the United States and (2) is determined to be a principal property by MPC’s board of directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of senior debt securities issued under the senior indenture equally and ratably with all indebtedness or obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

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in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress, advance or other payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings by MPC or any subsidiary of MPC for the purchase or construction of the property mortgaged;

•	to secure all or any part of the cost of the repair, construction, improvement or alteration of a principal property;

•

on any pipeline, pipeline storage or terminal facility, other pipeline facility, any movable railway, marine or automotive equipment, office building, storage tank, or warehouse facility, any of which is located at or on any such principal property;

•	on any equipment or other personal property used in connection with any such principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

As of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Notwithstanding the foregoing, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discounts and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described aboveunder “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of such property by the lessee will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the senior debt securities issued under the senior indenture in accordance with the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value (as determined by a board resolution) of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of MPC’s or a subsidiary of MPC’s funded debt (subject to reduction, under circumstances the senior indenture specifies).

As of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The senior indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing entity or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the senior indenture and the outstanding senior debt securities; and

•

immediately after the merger, consolidation, sale or conveyance, no default in the performance of any covenants or condition and no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the senior indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the senior indenture and the senior debt securities.

The senior indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being any one of the following events:

•	MPC’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

•	MPC’s failure to pay the principal of or premium on any senior debt security of that series at maturity;

•	MPC’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

•

MPC’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure;

•	specified events of bankruptcy, insolvency or reorganization of MPC; or

•	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” In the case of any default of the character described above in the fourth bullet point of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a statement signed by the principal executive officer, principal financial officer or principal accounting officer of MPC stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the senior indenture and, if MPC is in such default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

If an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) occurs and is continuing with respect to any series of senior debt securities, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those debt securities (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable immediately, by a notice in writing to MPC (and to the trustee if given by holders). If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal amount of all the senior debt securities then outstanding (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or

•	respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

MPC and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on MPC by the senior indenture;

•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;

•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

•

to secure the senior debt securities under the requirements of the senior indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on, the senior debt securities of any series;

•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

•	to supplement the senior indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of senior debt securities under conditions the senior indenture specifies;

•

to evidence the appointment of a successor trustee and to add to or change any of the provisions of the senior indenture as are necessary to provide for or facilitate the administration of the trusts under the senior indenture; or

•

to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

MPC and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

•

change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, impair the right of any holder to institute suit for the enforcement of any such payment on or after the maturity thereof, or adversely affect any right of the holder of any senior debt security to require MPC to repurchase that senior debt security;

•

reduce the percentage in principal amount of senior debt securities required for consent to any supplemental indenture or any waiver of compliance with certain provisions of the senior indenture or defaults thereunder and their consequences; or

•

make certain modifications to the provisions for modification of the senior indenture and for certain waivers, except to increase the principal amount of any senior debt securities or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding senior debt security affected thereby.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of senior debt securities. The senior indenture will be satisfied and discharged with respect to a particular series of senior debt securities if:

•	MPC delivers to the trustee all senior debt securities of that series then outstanding for cancellation; or

•

all senior debt securities of that series have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;

•	replace mutilated, destroyed, lost or stolen senior debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the action and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such action had not occurred. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

Subordination

Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to MPC, the principal of and premium, if any, and interest on:

•

all indebtedness of MPC, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, including, without limitation, all indebtedness which is (a) for money borrowed or (b) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

any indebtedness of others of the kinds described in the preceding clause for the payment of which MPC is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses,

unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not pari passu or superior in right of payment to the subordinated debt securities of any series.

Restrictive Covenants Under the Subordinated Indenture

Unless we inform you otherwise in a prospectus supplement, the covenants described above under “—Restrictive Covenants Under the Senior Indenture” will not apply to the subordinated debt securities under the subordinated indenture.

Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture”). On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and will be the trustee under the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates may perform certain commercial banking services for us and certain of our subsidiaries from time to time for which they will receive customary fees. In addition, The Bank of New York Mellon Trust Company, N.A. serves as the trustee with respect to numerous other series of notes issued pursuant to an indenture between it and MPLX.

If an event of default occurs under an indenture and is continuing, the trustee under the senior indenture must exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in their exercise, as a prudent person would in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of MPC’s creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with MPC. If it acquires any conflicting interest within the meaning of the Trust Indenture Act, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period. In addition, we may engage additional or substitute trustees with respect to particular series of our debt securities. Further information regarding the trustee for senior debt securities may be provided in an applicable prospectus supplement.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of those securities. We or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,000,000,000 shares of common stock and 30,000,000 shares of preferred stock, issuable in series. Each authorized share of common stock and preferred stock has a par value of $0.01.

In the text that follows, we have summarized the material provisions of our restated certificate of incorporation and amended and restated bylaws relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws. You should read the provisions of the restated certificate of incorporation and amended and restated bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition and performance;

•	our cash needs and capital investment plans;

•	industry conditions;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we may enter into from time to time may contain covenants or other provisions that could limit our ability to pay, or otherwise restrict the payment of, cash dividends.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All outstanding shares of our common stock are fully paid and nonassessable. Any shares of our common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “MPC.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable. The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The applicable prospectus supplement relating to any preferred stock will also include a discussion of certain material U.S. federal income tax consequences relating to ownership of the preferred stock.

The registration statement of which this prospectus forms a part will incorporate by reference the applicable certificate of designations for any preferred stock we offer and sell under this prospectus. You should read the applicable certificate of designations for provisions that may be important to you.

The existence of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Restrictions on Stock Ownership by Non-U.S. Citizens

We are subject to a variety of U.S. federal statutes and regulations, including the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1920, as amended, that govern the ownership and operation of vessels used to carry cargo between U.S. ports, which we refer to collectively as the “Maritime Laws.”

To ensure that ownership by non-U.S. citizens of our stock will not exceed the 25% maximum permitted by the Maritime Laws, our restated certificate of incorporation limits the aggregate percentage ownership by non-U.S. citizens of our stock to 23% of the outstanding shares. We may prohibit transfers that would cause ownership of our stock by non-U.S. citizens to exceed 23%. Our restated certificate of incorporation authorizes us to effect any and all measures necessary or desirable to monitor and limit foreign ownership of our stock.

If, despite such measures, the number of shares of our stock that are owned by non-U.S. citizens exceeds 23%, we may suspend the voting, dividend and other distribution rights of the shares owned by non-U.S. citizens in excess of 23%. The determination of which shares will be deemed in excess of the 23% limitation will be made by reference to the dates the shares were acquired by non-U.S. citizens. Our determination of which shares are deemed to be in excess will be conclusive. We will have the power but are under no obligation to redeem any such excess shares at a redemption price per share equal to the fair market value of the shares on the date it calls for redemption plus any dividend or other distribution declared with respect to such shares prior to the date we call for redemption and remaining unpaid.

Restrictions on Citizenship of Directors, Chairman and Chief Executive Officer

Our restated certificate of incorporation also limits the number of our directors that are non-U.S. citizens to no more than the minority necessary to constitute a quorum of directors for a meeting and requires the chairman of our board of directors and our chief executive officer to be U.S. Citizens.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL;” and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Some of the provisions of our restated certificate of incorporation and amended and restated bylaws discussed below may have the effect, either alone or in combination with the provisions of our restated certificate of incorporation discussed above and Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Our restated certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our amended and restated bylaws provide that a special meeting of our stockholders may only be called by (i) the chairman of our board of directors, (ii) the chief executive officer, (iii) the majority of our board of directors or (iv) the board of directors upon the written request of stockholders owning at least 25%, in the aggregate, of the voting power of the voting stock, subject to the requirements of Section 1.2(b) of our amended and restated bylaws.

Our restated certificate of incorporation provides for a classified board of directors. Except for directors that our preferred stockholders may elect, our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors will expire. As a result, under our restated certificate of incorporation, as currently in effect, our stockholders elect approximately one-third of our board of directors each year. Board classification could, however, prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our restated certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three nor more than fifteen. Our restated certificate of incorporation provides that directors may be removed only by the Delaware Chancery Court under Section 225(c) of the DGCL or for cause (as such term is defined in our restated certificate of incorporation) as determined by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions will prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our amended and restated bylaws contain advance-notice and other procedural requirements that provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice. Our amended certificate of incorporation and amended and restated bylaws also confer on our board of directors the power to adopt, amend or repeal our amended and restated bylaws with the affirmative vote of a majority of the directors then in office.

Our amended and restated bylaws provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of common stock representing an aggregate of at least 3% of the Company’s outstanding shares of common stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s board of directors, provided that the stockholder(s) and nominee(s) satisfy the requirements in our amended and restated bylaws.

Our restated certificate of incorporation provides that a vote of at least 80% of the voting power of our outstanding voting stock at any regular or special meeting of the stockholders is required to adopt, amend or repeal certain provisions of our restated certificate of incorporation.

Our restated certificate of incorporation provides that, unless MPC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of MPC; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of MPC to MPC or the stockholders; (iii) any action asserting a claim against MPC arising pursuant to any provision of the DGCL, our certificate of incorporation, any preferred stock designation or our amended and restated bylaws; or (iv) any other action asserting a claim against MPC or any director or officer of MPC that is governed by or subject to the internal affairs doctrine for choice of law purposes. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder. The forum selection provision does not apply to any claims, actions or proceedings arising under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” or the Exchange Act. The federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our restated certificate of incorporation and amended and restated bylaws, including the exclusive forum provisions in our restated certificate of incorporation.

As discussed above under “—Preferred Stock,” our restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

DESCRIPTION OF WARRANTS

MPC may issue warrants to purchase debt securities, common stock, preferred stock or other securities. MPC may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If MPC issues warrants, it will do so under one or more warrant agreements between MPC and a warrant agent that we will name in the prospectus supplement.

If MPC offers any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

General

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

The applicable prospectus supplement relating to any warrants will also include a discussion of certain material U.S. federal income tax consequences relating to ownership of the warrants.

Modifications

MPC may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

MPC may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected.

Without the consent of the holders affected, however, no modification or amendment may shorten the period of time during which the warrants may be exercised or otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as MPC’s agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if MPC defaults under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through any combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue, and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,000,000,000

$1,100,000,000 5.150% Senior Notes due 2030

$900,000,000 5.700% Senior Notes due 2035

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	MUFG
Barclays	BofA Securities	J.P. Morgan
Mizuho	RBC Capital Markets	TD Securities

Co-Managers

Scotiabank	SMBC Nikko	Truist Securities
US Bancorp	Academy Securities	Fifth Third Securities
Huntington Capital Markets	Morgan Stanley	PNC Capital Markets LLC
Comerica Securities	BNY Capital Markets	Cabrera Capital Markets LLC

February 6, 2025